Daktronics, Inc. Announces First Quarter Fiscal 2012 Results
• Net sales increase 18% compared to fiscal 2011 first quarter
• Net income rises 38% compared to fiscal 2011 first quarter
• Backlog increases to $154 million compared to $144 million one year ago

Brookings, S.D. – August 23, 2011 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2012 first quarter net sales of $118.7 million and net income of $3.4 million, or $0.08 per diluted share, compared to net sales of $100.5 million and net income of $2.4 million, or $0.06 per diluted share, for the first quarter of fiscal 2011.  Backlog at the end of the fiscal 2012 first quarter was approximately $154 million, compared with a backlog of approximately $144 million a year earlier and $131 million at the end of the fourth quarter of fiscal 2011.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $8.8 million in the first quarter of fiscal 2012, compared to $12.1 million in the first quarter of fiscal 2011.  Cash and marketable securities at the end of the first quarter of fiscal 2012 were $83.3 million.

“We began fiscal 2012 with a continuation of the trends from the second half of fiscal 2011.  Our Commercial and International business units continued to increase order bookings, leading our recovery from the slowdown of the past couple of years,” said Jim Morgan, president and chief executive officer.  “Orders in the Commercial and International business units increased 43% and 47%, respectively, over the first quarter of fiscal 2011.  Furthermore, both business units grew sequentially over the fourth quarter of fiscal 2011.  The concerns over education funding impacted our Schools and Theatres business unit during the last two months of the quarter, which is the key selling season for fall sports.  The competitive pressures continued in most areas of the business; however we project a slight increase in margins on large contracts booked during the first quarter of fiscal 2012.”

Business Highlights
•
Sales in the Commercial business unit continued to grow, led by increased orders for digital billboards and large contracts. Orders in the reseller portion of the Commercial business unit were up approximately 62% from the fourth quarter of fiscal 2011 as a result of the increase in large video display contracts, which included a large multi-million dollar project for a network of shopping malls.  Orders in the digital billboard niche rose 36% over the fourth quarter of fiscal 2011.

•
With the lack of activity in the National Football League this season, our Live Events business for the quarter was concentrated largely in the university market which was strong enough to have a slight increase in orders over the first quarter of fiscal 2011.  The start of the fall sports season will highlight a number of new systems for college football, including, among others, the University of Kentucky, Iowa State University, University of Georgia, and the Los Angeles Coliseum.

•
Orders in the International business unit, which continued to expand, included two orders of approximately $5 million each.  One order was for Dalian Arena in China, while the other was for the Westfield Stratford City project in London.   During the quarter, the Cines Callao theater in Madrid, Spain showcased two new Daktronics 10 millimeter DVX high-resolution outdoor video displays for the world premiere of Harry Potter and the Deathly Hallows.  The displays showed live feeds to local crowds of the red carpet event in Madrid as well as a simultaneous premiere event in London.

•
Orders in the Transportation business unit were up over 37% from the fourth quarter of fiscal 2011 and included orders in excess of $1 million each from the Florida Department of Transportation, the New Jersey Turnpike Authority, the Los Angeles Metro, the Port Authority of New York and New Jersey, and McCarran International Airport.

Outlook
Morgan added, “We were pleased to see growth in our backlog as we enter what is typically the busiest quarter of our fiscal year.  We expect that net sales in the second quarter of fiscal 2012 will increase from the level of the first quarter of fiscal 2012.  We continue to see strength in our Commercial and International business units driven by our billboard products and our new DVN and DVX indoor and outdoor high resolution video display technology.  Our Schools and Theatres business unit is feeling the effects of the tougher economy, although we continue to see interest in video systems for high schools and anticipate that this will be an ongoing growth opportunity for this market. In our Live Events business, we were pleased to see that the National Football League has resolved its labor issues.  We expect opportunities in the NFL to come back next year, with a number of pending projects in our pipeline.  For the long-term, we need to see more growth in stadium and arena investment to drive more significant growth in Live Events. The Transportation business unit has a backlog that goes out more than two quarters.  Sales in our Transportation business unit for the remainder of the fiscal year will be paced largely by how customer projects progress, but we expect continued strong performance in this business unit for the foreseeable future.”

“Our product development expenses for the first quarter of fiscal 2012 were higher than our past run rate due in large part to the number of new product introductions and our increased emphasis on reliability testing in conjunction with product development.  We are investing more in the front end in both testing and prototyping products prior to market release to further improve our products, driving lower long-term costs and higher customer satisfaction over the life of the products.  During this quarter, we invested in developing new products for architectural lighting and enhancing our line of products built on our DVN indoor technology and DVX outdoor technology and related control systems.  This higher level of spending is expected to continue into the second quarter of fiscal 2012 as we complete a number of major product developments,” continued Morgan.

Strategy
“Our focus continues to be on winning orders to continue to grow the top line, while continuing to reduce costs by improving our processes across the company and further reducing the manufactured costs of our products through product development initiatives and leveraging a global supply chain.  We continue with initiatives to improve reliability and quality, maintain a high level of on-time delivery, and strengthen our after-sales service delivery.  We will continue to focus on free cash flow, with our priorities for cash being funding operations, including developing new and improved product offerings, expanding markets for existing products, and investing in business process improvement initiatives to create shareholder value over time,” concluded Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require the integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres, and Transportation, and one International business unit. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2011 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended
	July 30,	July 31,
	2011	2010

Net sales	$118,698	$100,503
Cost of goods sold	89,191	73,915
Gross profit	29,507	26,588

Operating expenses:
Selling expense	12,209	12,338
General and administrative	6,464	5,588
Product design and development	5,718	4,553
	24,391	22,479
Operating income	5,116	4,109

Nonoperating income (expense):
Interest income	435	455
Interest expense	(76)	(36)
Other income (expense), net	(146)	95

Income before income taxes	5,329	4,623
Income tax expense	1,961	2,181
Net income	$3,368	$2,442

Weighted average shares outstanding:
Basic	41,725	41,629
Diluted	41,941	41,861

Earnings per share:
Basic	0.08	0.06
Diluted	$0.08	$0.06

Cash dividend paid per share	$0.11	$0.10

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	July 30,
	2011	April 30,
	(unaudited)	2011
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$57,552	$55,854
Marketable securities	25,726	22,943
Accounts receivable, less allowance for doubtful accounts	55,269	61,778
Inventories	50,365	46,889
Costs and estimated earnings in excess of billings	27,830	24,193
Current maturities of long-term receivables	5,867	5,343
Prepaid expenses and other assets	6,298	6,253
Deferred income taxes	9,643	9,640
Income tax receivables	514	4,870
Property and equipment available for sale	59	59
Total current assets	239,123	237,822

Advertising rights, net	508	525
Long-term receivables, less current maturities	15,522	13,558
Goodwill	3,380	3,384
Intangible and other assets	2,289	2,512
Deferred income taxes	285	180
	21,984	20,159
PROPERTY AND EQUIPMENT:
Land	1,497	1,497
Buildings	55,509	55,457
Machinery and equipment	59,500	58,233
Office furniture and equipment	53,733	53,402
Equipment held for rental	1,317	1,283
Demonstration equipment	8,440	8,086
Transportation equipment	3,820	3,688
	183,816	181,646
Less accumulated depreciation	115,735	111,780
	68,081	69,866
TOTAL ASSETS	$329,188	$327,847

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	July 30,
	2011	April 30,
	(unaudited)	2011
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$2,645	$2,316
Accounts payable	33,639	29,223
Accrued expenses and warranty obligations	33,332	36,222
Billings in excess of costs and estimated earnings	17,832	20,284
Customer deposits	13,136	11,288
Deferred revenue (billed or collected)	8,751	8,770
Current maturities of long-term debt and marketing obligations	292	273
Income tax payable	948	880
Deferred income taxes	491	406
Total current liabilities	111,066	109,662

Long-term marketing obligations, less current maturities	627	662
Long-term warranty obligations and other payables	9,454	9,856
Deferred income taxes	11	6
Long-term deferred revenue (billed or collected)	4,293	4,559
Total long-term liabilities	14,385	15,083
TOTAL LIABILITIES	125,451	124,745

SHAREHOLDERS' EQUITY:
Common stock	33,564	32,670
Additional paid-in capital	22,019	21,149
Retained earnings	148,071	149,291
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive gain	92	1
TOTAL SHAREHOLDERS' EQUITY	203,737	203,102
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$329,188	$327,847

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 30,	July 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,368	$2,442
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	4,584	4,995
Amortization	67	79
Amortization of premium/discount on marketable securities	51	-
Loss/(gain) on sale of property and equipment	48	(72)
Stock-based compensation	867	827
Provision for doubtful accounts	(260)	(10)
Deferred income taxes, net	(16)	-
Change in operating assets and liabilities	2,931	5,346
Net cash provided by operating activities	11,640	13,607

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,903)	(1,670)
(Purchases)/sales of marketable securities, net	(2,779)	-
Insurance recoveries on property and equipment	-	114
Proceeds from sale of property and equipment	26	145
Other investing activities, net	-	(1,792)
Net cash used in investing activities	(5,656)	(3,203)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	311	-
Proceeds from exercise of stock options	218	310
Excess tax benefits from stock-based compensation	3	10
Dividends paid	(4,588)	(4,121)
Net cash used in financing activities	(4,056)	(3,801)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	77	29
INCREASE IN CASH AND CASH EQUIVALENTS	2,005	6,632

CASH AND CASH EQUIVALENTS:
Beginning of period	54,308	63,603
End of period	$56,313	$70,235

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders By Business Unit
(in thousands)
(unaudited)

	Three Months Ended
	July 30,	July 31,
	2011	2010
Net Sales:
Commercial	$32,703	$23,133
Live Events	38,517	40,683
Schools & Theatres	18,483	16,648
Transportation	11,500	7,545
International	17,495	12,494
Total net sales	$118,698	$100,503

Orders:
Commercial	$47,242	$33,047
Live Events	39,335	37,137
Schools & Theatres	18,173	21,571
Transportation	15,674	11,628
International	19,766	13,479
Total orders	$140,190	$116,862

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended
	July 30,	July 31,
	2011	2010
Net cash provided by operating activities	$11,640	$13,607
Purchase of property and equipment	(2,903)	(1,670)
Proceeds from sale of property and equipment	26	145
Free cash flow	$8,763	$12,082

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term “free cash flow” is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors and management when assessing period to period results and may not be computed the same as similarly titled measures used by other companies.

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